Exhibit 99.1
FOR IMMEDIATE RELEASE
BLUE NILE ANNOUNCES THE APPOINTMENT OF SCOTT DEVITT AS
NEW CHIEF FINANCIAL OFFICER
SEATTLE, JUNE 29, 2007 — Blue Nile, Inc. (NASDAQ: NILE) today announced that Scott Devitt has been named Chief Financial Officer of the Company and will assume this role on July 23, 2007. As CFO, Devitt will have responsibility for the Company’s finance functions, including accounting, financial reporting, financial planning and analysis, treasury, tax, and investor relations. Devitt joins Blue Nile from Stifel Nicolaus & Company, where he serves as Managing Director and Senior Analyst, Internet Consumer Services. Devitt holds an M.B.A. from the University of Georgia and a B.A. in Finance from the University of North Florida. His in-depth understanding of internet retail companies and the public markets positions him to have tremendous impact at Blue Nile. Devitt will report to Diane Irvine, who has served as Blue Nile’s CFO since 1999. Irvine will complete the transition to her new role as President.
“We are thrilled to have Scott join our team,” said Irvine. “Blue Nile is at an important stage of its growth. Scott has the talent to help build our business into the world’s dominant jewelry retailer.”
“I am very excited to join the Blue Nile team,” said Devitt. “The Company has achieved strong financial performance, has a capital efficient business model, and is well positioned as the leader in online jewelry retailing. I look forward to contributing to Blue Nile’s continued success.”
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
or
John Baird, (Media) 206.336.6755
johnb@bluenile.com